Exhibit 8.1
[MILBANK LETTERHEAD]
November 23, 2005
Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131

Re: Registration Statement on Form S-4 of Vector Group Ltd.
Ladies and Gentlemen:
     We have acted as counsel to Vector Group Ltd., a Delaware corporation (“Vector”), in connection with the Offer (defined below).
     In rendering our opinion, we have relied upon the accuracy and completeness of the facts, information, covenants, and representations contained in (i) the above-captioned Registration Statement on Form S-4 (including all amendments thereto, the “Registration Statement”) filed by Vector with the United States Securities and Exchange Commission (the “Commission”) with respect to the shares of Vector common stock, par value $0.10 per share (the “Vector Common Stock”), proposed to be issued in connection with Vector’s offer (the “Offer”), through VGR Holding Inc., a wholly owned subsidiary of Vector (“VGR”), to acquire all the outstanding common shares of (the “New Valley Common Shares”) of New Valley Corporation, a Delaware corporation (“New Valley”), not already owned by VGR for 0.54 shares of Vector Common Stock for each New Valley Common Share, and (ii) other documents we have deemed necessary and appropriate.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those documents.
     Based upon and subject to the qualifications and limitations set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement and the

assumptions, representations and limitations set forth herein, we are of the opinion that the statements contained under the caption “Material U.S. Federal Income Tax Consequences” are, to the extent they concern matters of law or legal conclusions, correct in all material respects and that such statements constitute our opinion.
     We hereby consent to the filing of this opinion as exhibit 8 to the Registration Statement and to the reference to our firm under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.
     The opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond those expressly stated herein. We assume no obligation to revise or supplement this opinion should the applicable law be changed by legislative action, judicial decision or otherwise after the date of this opinion.
     This opinion is furnished to you in connection with your filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose without our prior written consent.

Very truly yours, MILBANK, TWEED, HADLEY & MCCLOY LLP